CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form F-1 of our report dated September 14, 2015 with respect to the audited financial statements of TV Productos Pro Co., LTD. for the period from October 24, 2014 (inception) through April 30, 2015.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 14, 2015